Exhibit 99.4
                                 Customer Letter

December 18, 2002

Dear Valued Customer,

Because of your valued relationship with Halliburton, through [BU Name], I want you to hear from me personally about an important and positive action our Company is taking to resolve its asbestos claims.

Today, Halliburton announced that it has reached an agreement in principle with attorneys representing substantially more than the 75% of current known asbestos plaintiffs claimants in order to reach a global settlement of all current and future asbestos claims against the Company. This agreement hopefully will result in a global settlement of all outstanding asbestos claims. If this transaction is ultimately completed, it will resolve all of our current and future personal injury asbestos-related claims.

This is good news for Halliburton as well as our customers. The agreement in principle, if implemented, provides a permanent and final resolution of this issue, and it will allow us to concentrate on providing services to our customers as well as further growing our core businesses.

Under the proposed agreement, the settlement would be implemented through a pre-packaged Chapter 11 filing of our U.S. entity, Kellogg Brown & Root, Inc., and certain other subsidiaries with U.S. operations. A pre-packaged filing means that we are bringing to the court a settlement that has been pre-agreed with the asbestos claimants and the potential futures representative. That should expedite the plan's approval because it removes many of the uncertainties that have hampered other bankruptcies. We expect the filing to take place late in the first quarter of 2003.

KBR Services, Inc., which comprises the U.S. government operations business, and KBR's entities with no U.S. operations, will be excluded from the Chapter 11 filing. Halliburton, Halliburton Energy Services, Landmark Graphics and most other Halliburton subsidiaries will also be excluded from the filing.

I want to emphasize that the plan provides that all our obligations, commitments and contracts will be honored in full, and the filing will have no effect on any of our present or future contracts. KBR and all of the Halliburton companies remain financially strong, and we look forward to continuing to deliver the cost-effective results you have always counted on in the past.

Drawing on our worldwide team of 82,000 employees, our global resources in energy services, engineering, construction, operations and maintenance, and our project execution strength, we look forward to putting this asbestos matter behind us and focusing on our mission -- bringing together the best people and technology and delivering the right solutions for our customers.

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Enclosed is a copy of today's announcement for your information.  If at any time you have any questions, please feel free to contact your local Halliburton representative or contact me directly or you may visit our website at www.halliburton.com which has a number of explanatory documents related to the subject.

Sincerely,

[BU Rep Name]
[Insert title]